ICC08 Form WQLT08

                                           AMERICAN NATIONAL INSURANCE COMPANY
                                             ONE MOODY PLAZA GALVESTON, TEXAS

                                                     LEVEL TERM RIDER

DATE OF  ISSUE.  The Date of Issue of this  rider  will be the Date of Issue  of the  policy  it is  attached  to,  unless otherwise endorsed.

BENEFIT.  We will pay the  beneficiary,  as specified  below,  the rider death  benefit for a Covered  Person,  if all the terms of this rider and the policy are met. We must first  receive due proof,  at Our Home  Office,  that the death of the
Covered  Person  occurred:  (1) before the rider  expiry date;  and (2) while this rider is in full force and effect.  The rider expiry date for each Covered Person is shown on the Data Page.

COVERED PERSON  DEFINED.  The Covered  Persons are named on the Data Page.  Covered  Persons may be deleted from, or, with evidence of insurability, added to this benefit.  When this occurs, we will send You a revised Data Page.

RIDER DEATH BENEFIT.  Each rider death benefit  specified in the application  for a Covered Person is shown  separately in the Data Pages.

Subject to Our  approval,  You may change the rider death  benefit for any Covered  Person,  if you request such change in writing during the lifetime of the Covered Person.  You must provide  evidence of  insurability  satisfactory to Us before any request for an increase in rider death benefit becomes effective.

Any elective  decrease in the rider death  benefit will become  effective on the Monthly  Deduction  Date that falls on or next  follows the date the request is received.  Any increase  will become  effective on the Monthly  Deduction  Date that coincides with or next follows Our approval of the increase.

CONVERTIBILITY.  The death  benefit on a Covered  Person may be converted  without  evidence of  insurability  to a policy similar to the policy to which this rider is  attached.  The policy must be one We then  offer.  You must apply in writing in a form acceptable to Us and submit the policy to Us for endorsement. Conversion must take place:

(1)      while the term insurance provided by this rider is in full force and effect; and

(2)      before the conversion period expiry date shown on the Data Page.

The new policy  amount is subject to Our minimum for the type of policy  chosen.  All of the  following  must be furnished to Us at the same time:

(1)      the Application for conversion;

(2)      the policy to which this rider is attached;  and

(3)      the full first premium for the new policy.

The new policy will be:

(1)      effective on the date of conversion at the Covered Person's attained age;

(1)      issued at premium rates used by Us on the conversion date;

(2)      based on the Covered Person's risk class on the conversion date; and

(3)      issued  for any  amount  less than or equal to the  amount of the death  benefit,  in force on this  rider on the date of conversion for the Covered Person.

The effective date of the conversion and the Date of Issue of the new policy are the same.

INCONTESTABILITY.  This rider  shall be  incontestable  after it has been in force  during  the  lifetime  of the  Covered
Person for 2 years from its effective date, except for nonpayment of premium.

Any increase in the Covered Person's death benefit after the effective date of this rider, or any  reinstatement  shall be incontestable  after the  increase or  reinstatement  is in force  during the  lifetime of the Covered  Person for 2 years after the effective date of the increase or reinstatement, except for nonpayment of premium.

REINSTATEMENT.  To  reinstate  this  rider,  facts  must be given to Us to  satisfy  Us that the  Covered  Person  is then insurable. The provisions for reinstatement in the policy must also be met.

BENEFICIARY  DESIGNATION.  Any amount  payable  under this rider upon the death of the Covered  Person will be paid to the rider's  beneficiary,  if  living.  You  may  name a  beneficiary  in the  manner  described  in the  policy's  change  of beneficiary  provision.  If no rider beneficiary is named, the rider's  beneficiary will be the policy's  beneficiary,  if the Covered  Person is the  policy's  Insured.  If no rider  beneficiary  is named,  the rider's  beneficiary  will be the policy's Insured,  if the Covered Person is other than the policy's  insured.  If there is no surviving  beneficiary,  the amount payable will be paid to the Covered Person's estate.

TERMINATION.  This  rider's  benefits  will not be payable if death  occurs  after this rider  terminates.  The rider will terminate for a Covered Person immediately upon the earliest of the following:

(1)      the date the grace period for the policy expires;

(2)      the date the policy terminates, expires, or is surrendered; or

(3)      this rider's expiry date for that Covered Person, as shown on the Data Page.

At Your written request,  We will terminate this rider. You must return the policy to Us for endorsement.  This rider will terminate on the Monthly  Deduction  Date that  coincides  with or next follows the  receipt,  at Our Home Office,  of the request to terminate  this rider.  After the date this rider  terminates,  the Cost of Insurance for this rider's  benefit will no longer be included in the Monthly Deduction.

COST OF  INSURANCE.  The Cost of Insurance  for the Level Term rider is the sum of the Cost of Insurance  for each Covered
Person.  It is determined on a monthly  basis.  The monthly cost for each Covered  Person is calculated as (a)  multiplied by (b) divided by (c) where:

(a)      is that Covered Person's Cost of Insurance Rate;

(b)      is the death benefit for that Covered Person  on the Monthly Deduction Date; and

(c)      is 1000.

The  monthly  Cost of  Insurance  Rate for the  Covered  Person is based on the sex,  age,  and risk class of the  Covered
Person,  when the death  benefit  took  effect and how many years the death  benefit has been in effect.  Monthly  Cost of
Insurance  rates will be  determined  by Us from time to time.  However,  the Cost of Insurance  Rates will not be greater than  those  shown in the Table of  Guaranteed  Maximum  Cost of  Insurance  Rates for the  Covered  Person.  The Table of
Guaranteed Maximum Cost of Insurance Rates for this rider will be:

(1)      shown on the Data Page if this rider  is included in the policy on the Date of Issue of the policy; and

(2)      shown on the policy endorsement if this rider is added to the policy after the Date of Issue of the policy.

RIDER VALUES.  This rider has no Surrender Value, Cash Value, or Loan Value.

This rider is a part of the policy to which it is  attached.  The policy  provisions  that apply will be construed to be a part of this rider.

Signed for Us at Galveston, Texas, on the Date of Issue.

                                 J. Mark Flippin                                          G.R. Ferdinandsten

                                    SECRETARY                                   PRESIDENT